                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No.    )

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[X ]   Preliminary Proxy Statement
[  ]   Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
[  ]   Definitive Proxy Statement
[  ]   Definitive Additional Materials
[  ]   Soliciting Material Pursuant to Section 240.14a-11 (c) or
       Section 240.14a-12

                   CENTRAL LOUISIANA ELECTRIC COMPANY,  INC.
       ----------------------------------------------------------------------
                (Name of registrant as specified in its Charter)


    -------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[  ]   Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and
       0-11.

       (1) Title of each class of securities to which transaction applies:

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           pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[  ]       Fee paid previously with preliminary materials.
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

                [CENTRAL LOUISIANA ELECTRIC COMPANY, INC. LOGO]

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                              AND PROXY STATEMENT

                                 MARCH 11, 1998

[CENTRAL LOUISIANA ELECTRIC COMPANY, INC. LOGO]

March 11, 1998

To the Shareholders of
  Central Louisiana Electric Company, Inc.:

     The annual meeting of shareholders for 1998 will be held at the Pineville High School Auditorium at 1511 Line Street, Pineville, Louisiana, on Friday, April 24, 1998, at 9 a.m., Central time. A notice of annual meeting of shareholders and proxy statement is enclosed herewith, together with a proxy that may be used by shareholders who are unable to attend the meeting in person.

     The principal items of business to be transacted at the annual meeting are:
(1) the election of directors; (2) the appointment of independent auditors of the Company for the year ending December 31, 1998; (3) the approval of an amendment to the Company's 1990 Long-Term Incentive Compensation Plan for the benefit of the outside directors of the Company and a related amendment to the Company's Deferred Compensation Plan for Directors; (4) the approval of an amendment to the Company's Restated Articles of Incorporation to delete section 3 of article 7 thereof; and (5) the approval of an amendment to the Company's Restated Articles of Incorporation to change the name of the Company from Central Louisiana Electric Company, Inc. to Cleco Corporation.

     The board of directors of the Company recommends election of the nominees for director, appointment of the independent auditors, approval of the amendments to the benefit plans mentioned above, approval of the proposal to amend the Company's Restated Articles of Incorporation to delete section 3 of article 7 thereof and approval of a proposal to amend the Company's Restated Articles of Incorporation to change the name of the Company to Cleco Corporation, in each case as named or described in the accompanying proxy statement.

     You are cordially invited to attend the meeting. Even if you now expect to attend the meeting, you are requested to sign, date and return the accompanying proxy in the enclosed addressed envelope that requires no postage if mailed in the United States. If you attend the meeting, you may vote in person even though you have mailed in your proxy. Your continued interest and cooperation are greatly appreciated.

Sincerely,

/s/ GREGORY L. NESBITT
Gregory L. Nesbitt
President and Chief Executive Officer

                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 1998

To the Shareholders of
  Central Louisiana Electric Company, Inc.:

     Notice is hereby given that the annual meeting of shareholders of Central Louisiana Electric Company, Inc. ("Cleco" or the "Company") will be held at the Pineville High School Auditorium at 1511 Line Street, Pineville, Louisiana, on Friday, April 24, 1998, at 9 a.m., Central time, for the following purposes:

     (1) To elect directors;

     (2) To consider and act upon a proposal to appoint the firm of Coopers & Lybrand L.L.P., independent certified public accountants, as auditors of the Company for the year ending December 31, 1998;

     (3) To consider and act upon a proposal to amend the Company's 1990 Long-Term Incentive Compensation Plan for the benefit of the outside directors of the Company and to make a related amendment to the Company's Deferred Compensation Plan for Directors;

     (4) To consider and act upon a proposal to amend the Company's Restated Articles of Incorporation to delete section 3 of article 7 thereof, which section states that no director shall be required to own any stock in the Company;

     (5) To consider and act upon a proposal to amend the Company's Restated Articles of Incorporation to change the name of the Company from Central Louisiana Electric Company, Inc. to Cleco Corporation; and

     (6) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Holders of record of common stock and preferred stock of the Company at the close of business on February 24, 1998 are entitled to notice of and to vote at the annual meeting.

     The bylaws of the Company require that the holders of shares of capital stock representing a majority of the votes entitled to be cast be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, it is important that your stock be represented at the meeting.

     Please date, sign and return the enclosed proxy in the accompanying envelope.

     By order of the board of directors.

                                        /s/ MICHAEL P. PRUDHOMME
                                        Michael P. Prudhomme
                                        Secretary/Treasurer

March 11, 1998

                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.

                                 P. O. Box 5000
                        Pineville, Louisiana 71361-5000

                                PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS OF
                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.

     The accompanying proxy is solicited on behalf of the board of directors of Central Louisiana Electric Company, Inc. ("Cleco" or the "Company") to be voted at the annual meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, facsimile or in person, and Morrow & Company, Inc. ("Morrow") has been retained on customary terms to assist in the solicitation of proxies. The Company has engaged Morrow to assist in the solicitation of proxies at a fee of approximately $11,500, plus expenses. Other than Morrow, no specially engaged employees or solicitors will be retained to solicit proxies. All expenses of such solicitation, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of the Company's capital stock, will be borne by the Company. This proxy statement and the accompanying proxy are being mailed to shareholders beginning on or about March 11, 1998.

     All duly executed proxies will be voted in accordance with the instructions thereon. If no instructions have been given in a proxy, the shares represented thereby will be voted at the annual meeting of shareholders or any adjournments thereof FOR Item 1 (election of the nominees for director), FOR Item 2 (appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for 1998), FOR Item 3 (approval of a proposal to amend the Company's 1990 Long-Term Incentive Compensation Plan for the benefit of the outside directors of the Company and to make a related amendment to the Company's Deferred Compensation Plan for Directors), FOR Item 4 (approval of a proposal to amend the Company's Restated Articles of Incorporation to delete section 3 of article 7 thereof), FOR Item 5 (approval of a proposal to amend the Company's Restated Articles of Incorporation to change the name of the Company from Central Louisiana Electric Company, Inc. to Cleco Corporation) and, in the discretion of the persons named in the proxy, on any other business that may properly come before the meeting.

     Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A shareholder who attends the meeting may vote in person even though such shareholder has mailed in a proxy. A proxy may be revoked by a proxy bearing a later date. The revocation of a proxy will not be effective until written notice thereof has been given to the secretary of the Company, unless the person granting such proxy votes in person.

                              VOTING OF SECURITIES

     As of February 24, 1998, the record date for the determination of
shareholders entitled to vote at the meeting, the Company had        outstanding
shares of common stock, par value $2.00 per share ("Common Stock"), and shares of preferred stock, par value $100 per share ("$100 Preferred Stock"), which are the only classes of stock of the Company outstanding and entitled to vote at the meeting. Each holder of shares of Common Stock or $100 Preferred Stock is entitled to one vote for each share held, except that at an election of directors, each holder of shares of Common Stock is entitled to cast as many votes as equal the number of such holder's shares multiplied by the number of directors to be elected, and may cumulate all or any part of such votes for one or more of the nominees.

     Under Louisiana law and the Company's Restated Articles of Incorporation and Bylaws, an abstention from voting on a matter by a shareholder present in person or represented by proxy at the meeting is not a vote "cast" and is counted neither "for" nor "against" the matter subject to the abstention. Broker non-votes on matters are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote. Under Louisiana law and the Company's Restated Articles of Incorporation and Bylaws, a quorum is determined based upon the number of outstanding shares of capital stock of the Company entitled to vote on a matter, including shares relating to abstentions.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide for the division of the board of directors into three classes, Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the number of directors constituting the whole board. The term of each directorship is three years, and the terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually. Those persons who served as directors of the Company during the past year are named in the Company's 1997 Annual Report to Shareholders. Four Class I directors are proposed for election this year to serve as members of the board of directors until the annual meeting of shareholders in 2001, or until their successors are elected and qualified. The persons named in the accompanying proxy may act with discretionary authority (i) with respect to cumulative voting of shares of Common Stock and (ii) upon the unavailability of a nominee for election, although management is unaware of any circumstances likely to render any of the nominees unavailable for election. Unless a shareholder specifies otherwise, the persons named in the accompanying proxy intend to vote in favor of the nominees listed below. The affirmative vote of a plurality of the total votes cast is required for the election of directors. All of the nominees, except Mr. David M. Eppler, currently serve as directors of the Company. Directors who are members of Classes II and III, who are continuing as directors at this time and whose terms of office expire in 1999 and 2000, respectively, are named on page 3.

     Mr. Hugh J. Kelly, who has served as a director since 1992, will retire from the board of directors effective at the annual meeting of shareholders since he has reached the retirement age for outside directors specified in the Company's Bylaws.

DIRECTORS

     The following sets forth information concerning the four nominees for election as directors at the annual meeting of shareholders and the continuing directors, including the business experience of each during the past five years.

                NOMINEES FOR ELECTION UNTIL 2001 ANNUAL MEETING

                               CLASS I DIRECTORS

     SHERIAN G. CADORIA has served as president of Cadoria Speaker and Consultancy Service since January 1992. She retired in 1990 as Brigadier General of the United States Army after a 29-year military career. Ms. Cadoria (age 58) has been a director of the Company since 1993 and is a member of the compensation committee of the board of directors.

     RICHARD B. CROWELL has been engaged in the practice of law for more than five years as a member of the law firm of Crowell & Owens.(1) Mr. Crowell (age
59) has been a director of the Company since April 1997. He is also a director of Whitney Holding Corporation and Whitney National Bank.

     DAVID M. EPPLER has served as executive vice president and chief operating officer of the Company since July 1997, executive vice president from January 1997 until July 1997, vice president of power supply and energy transmission from 1995 to 1997 and vice president of finance and chief financial

---------------

1 Crowell & Owens performed legal services for the Company in 1997 and will be retained to perform such services in 1998.

officer from 1993 to 1995. Prior to that time, he had served as vice president of finance and rates, treasurer and chief financial officer. Mr. Eppler (age 47) joined the Company in 1981 and served as manager, investor relations and finance until 1985, when he became vice president of financial services.

     GREGORY L. NESBITT has served as chief executive officer of the Company since 1993 and has served as president since 1992; he had served as chief operating officer from 1991 to 1993 and as executive vice president from 1988 to 1991. Mr. Nesbitt (age 60) has been a director of the Company since 1988 and is a member of the executive committee of the board of directors. He joined the Company in 1980 and served as senior vice president of the Company's electric power supply group until January 1988.

                               CLASS II DIRECTORS

                        (TERMS OF OFFICE EXPIRE IN 1999)

     ROBERT T. RATCLIFF has been chairman, president and chief executive officer of Ratcliff Construction Company, Inc., a company primarily engaged in the design and construction of industrial, commercial and governmental facilities, since 1975. Mr. Ratcliff (age 55) has been a director of the Company since 1993 and is a member of the audit committee of the board of directors. He is also a director of Hibernia Corporation and Hibernia National Bank.

     EDWARD M. SIMMONS is chairman of the board and chief executive officer of McIlhenny Company (makers of Tabasco brand products). Prior to being named chairman of the board in June 1996, Mr. Simmons had served as president and chief executive officer of McIlhenny Company for more than five years. Mr. Simmons (age 69) has been a director of the Company since 1992 and he previously served on the Company's board of directors during the period 1971-1981. He is chairman of the compensation committee and a member of the executive committee of the board of directors and also serves as a director of First Commerce Corporation, First National Bank of Commerce, Pan American Life Insurance Company and Piccadilly Cafeterias, Inc.

     WILLIAM H. WALKER, JR. is president and a director of Howard, Weil, Labouisse, Friedrichs Inc., an investment banking firm, and has served in such positions for more than five years. Mr. Walker (age 52) has been a director of the Company since September 1996 and is a member of the audit committee of the board of directors. He is also a director of Howard Weil Financial Corporation.

                              CLASS III DIRECTORS

                        (TERMS OF OFFICE EXPIRE IN 2000)

     J. PATRICK GARRETT has been president and chief executive officer of Windsor Food Company Ltd., a privately held company engaged in the food processing business, since July 1995. Prior to that time, he had been engaged in the practice of law for more than five years as a member of the law firm of Baker & Botts, L.L.P. Mr. Garrett (age 54) has served as a director of the Company since 1981 and is a member of the compensation committee of the board of directors.

     F. BEN JAMES, JR. has been president of James Investments, Inc., a company primarily engaged in real estate development and international marketing, for more than five years. Mr. James (age 62) has been a director of the Company since 1986 and is chairman of the audit committee and a member of the executive committee of the board of directors. He is also a director of First Commerce Corporation.

     A. DELOACH MARTIN, JR. has been chairman of Central Engineering & Supply Company, a company engaged in the wholesale distribution of refrigeration and mill supplies, for more than five years. Mr. Martin (age 68) became a director of the Company in 1978 and is chairman of the executive committee and a member of the audit committee of the board of directors.

ORGANIZATION AND COMPENSATION OF THE BOARD OF DIRECTORS

     The board of directors has an executive committee, an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). The members of such committees are identified under "-- Directors" above. The board of directors has no standing nominating committee.

     The Audit Committee recommends to the board of directors the appointment of the independent auditors of the Company, reviews the scope of audits, reviews and recommends to the board of directors financial reporting and accounting practices, reviews the scope and results of the Company's procedures for internal auditing and the adequacy of the system of internal accounting controls of the Company, and has responsibility with respect to audit matters generally. During 1997, the Audit Committee held two meetings.

     The Compensation Committee approves, or in some cases recommends to the board of directors, remuneration arrangements and compensation plans involving the Company's directors, officers and employees, and administers the granting of restricted stock and other awards to eligible employees under the Company's long-term incentive compensation plan and annual incentive compensation program described below. The Compensation Committee held three meetings in 1997.

     The board of directors held four regular meetings and one special meeting during 1997. At intervals between formal meetings, members of the board are provided with information regarding the operations of the Company and are consulted informally from time to time with respect to pending business. During 1997, all directors attended at least 75% of the total number of meetings of the board of directors and of the committees of the board of directors on which such directors served.

     The director who is a regularly employed officer of the Company receives no fees for serving as a director of the Company. Currently, each other director who is not the chairman of a board committee receives an annual fee of $12,000 for serving as a director. The board of directors intends to approve, at its meeting immediately following the annual meeting of shareholders, an increase in the annual fee paid to outside directors to $18,000. Each director who is the chairman of a board committee receives an additional annual fee of $3,000. Each director receives $800 for each day he or she attends one or more meetings of the board of directors or its committees. The Company also reimburses directors for travel and related expenses incurred in attending meetings of the board of directors or such committees. The Company has in effect a deferred compensation plan for directors under which a director may elect to defer all or part of his or her compensation as a director. The Company has a retirement plan for its non-employee directors under which directors with five years of service receive, at age 65 or upon later retirement, an annual payment equal to the annual board fee in effect at the time of retirement. In connection with the proposed increase in the amount of the annual retainer paid to outside directors, the board of directors intends to fix the annual retirement benefit for outside directors at $12,000. Benefits are payable for life or a period equal to the number of years of service as a director, whichever is shorter. The Company also provides its non-employee directors with $200,000 of life insurance and permanent total disability coverage under the Company's group accidental death and dismemberment plan, which covers all active, full-time employees.

     The board of directors has recently analyzed its directors' compensation policy and in connection with such analysis intends to increase, effective after the annual meeting of shareholders, the annual retainer paid to the Company's outside directors from the current $12,000 annually to $18,000 annually, with payment to be made, at the option of the director, in either cash, Common Stock or a combination of both. In connection with this increase, the board intends to fix the annual retirement benefit for outside directors at $12,000. Additionally, the board of directors intends to adopt a policy that all outside directors should own at least 1,000 shares of Common Stock (the "Stock Ownership Policy"). The board of directors also intends to approve, subject to the approval of shareholders, the following changes to its directors' compensation policy.

     1. In connection with the Stock Ownership Policy, the Company's 1990 Long-Term Incentive Compensation Plan (the "Long-Term Plan") would be amended so that each outside director who did not own at least 1,000 shares of Common Stock would receive the annual equivalent of $6,000 in the form of a vested interest in restricted Common Stock as a portion of his or her annual retainer, and the other $12,000 of retainer in cash. Once the outside director has accumulated at least 1,000 shares of Common Stock, the director may elect to receive all of his or her compensation in the form of cash or Common Stock or any combination thereof, and may elect to defer any or all of such compensation pursuant to the Company's Deferred Compensation Plan for Directors (the "Directors' Deferred Compensation Plan").

     2. The Directors' Deferred Compensation Plan would be amended to include an election to defer compensation in Common Stock. If Common Stock is chosen, that portion of the deferred compensation which is treated as invested in Common Stock would not be credited with interest, and any dividends on the Common Stock would be reinvested in deferred Common Stock.

     3. The Long-Term Plan would also be amended so that each outside director would be granted an option to purchase 2,500 shares of Common Stock with an exercise price at the then current market price upon his or her election or re-election to the board of directors and current outside directors would be granted an option to purchase a portion of 2,500 shares of Common Stock prorated according to the number of years such director had remaining in his or her term on the board of directors.

For additional information regarding the proposed amendment to the Long-Term Plan and to the Directors' Deferred Compensation Plan relating to these changes to the directors' compensation policy, see "Proposal to Approve the Amendment to the 1990 Long-Term Incentive Compensation Plan and the Related Amendment to the Deferred Compensation Plan for Directors."

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock and $100 Preferred Stock beneficially owned as of February 1, 1998 by each director and nominee, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group.

                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF     AMOUNT AND NATURE OF
                                                  COMMON STOCK(1)                    BENEFICIAL OWNERSHIP
                                   ----------------------------------------------      OF $100 PREFERRED
                                                OPTIONS                                    STOCK(2)
                                              EXERCISABLE                            ---------------------
                                                 WITHIN                  PERCENT                  PERCENT
                                    DIRECT      60 DAYS       OTHER     OF CLASS     INDIRECT     OF CLASS
                                   --------   ------------   -------    ---------    --------     --------
DIRECTORS AND NOMINEES
  Sherian G. Cadoria.............      150                                *
  Richard B. Crowell.............   20,516                   49,540(3)    *
  David M. Eppler (4)............   18,061        2,800                                 400        *
  J. Patrick Garrett.............    2,000                                *
  F. Ben James, Jr...............    2,400                                *
  Hugh J. Kelly..................    2,000                                *
  A. DeLoach Martin, Jr..........   19,200                                *
  Gregory L. Nesbitt (5).........   49,631        2,000                   *             274        *
  Robert T. Ratcliff.............    1,000                                *
  Edward M. Simmons..............    1,359                                *
  William H. Walker, Jr..........    1,000                                *
NAMED OFFICERS
  John L. Baltes, Jr.............    6,994        5,000                   *             285        *
  Darrell J. Dubroc..............    2,472                                *             174        *
  Catherine C. Powell............    4,455                                *             228        *
  All directors and executive
     officers as a group (19
     persons, including those
     listed above)...............  143,909       15,800      49,540       %           2,142        *

---------------

(1) In accordance with Securities and Exchange Commission regulations, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or to dispose of the shares, regardless of whether such person has any economic interest in the shares. In addition, a person is deemed to own beneficially any shares of which such person has the right to acquire beneficial ownership within 60 days, as in the case of the stock options which are set forth under the "Options Exercisable Within 60 Days" column. Shares of Common Stock listed under the "Direct" column are those as to which each named individual has sole voting or dispositive power, including shares held under the Company's 401(k) Savings and Investment Plan (548 shares for Mr. Dubroc and 1,282 shares for other executive officers included in the amount shown for all directors and executive officers as a group) and shares granted as restricted stock awards under the Company's long-term incentive compensation plan described below (13,444 shares for Mr. Nesbitt, 4,969 shares for Mr. Eppler, 3,135 shares for Ms. Powell, 1,924 shares for Mr. Dubroc, 2,083 shares for Mr. Baltes and 6,521 shares for other executive officers included in the amount shown for all directors and executive officers as a group). Shares listed under the "Other" column are those as to which the named individual shares voting and dispositive power with another person.

(2) The shares of $100 Preferred Stock beneficially owned by the individuals indicated in the table are shares held for the respective accounts of executive officers under the ESOP Component of the Company's 401(k) Savings and Investment Plan.

(3) Includes 5,000 shares which are owned by Mr. Crowell's wife, 26,844 shares which are owned by Mr. Crowell's children and with respect to which Mr. Robert D. Crowell, III acts as custodian, and 17,696 shares which are owned by trusts established for the benefit of Mr. Crowell's children and

                                         (Footnotes continued on following page)
    with respect to which Mr. Robert D. Crowell, III acts as trustee. Mr. Crowell disclaims beneficial ownership of such shares.

(4) Mr. Eppler is also an executive vice president and the chief operating officer of the Company.

(5) Mr. Nesbitt is also the president and chief executive officer of the Company.

 *  Less than 1% of class.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires the Company's executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity securities. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no year-end reports on Form 5 were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% shareholders were satisfied.

                             EXECUTIVE COMPENSATION

GENERAL

     The Summary Compensation Table sets forth individual compensation information with respect to the chief executive officer and the four other most highly paid executive officers of the Company for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995. The table discloses the annual salary, bonuses and other compensation awards and payouts to the named executive officers.

                                       SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------
                                                                                 LONG-TERM
                                                                                COMPENSATION
                                               ANNUAL COMPENSATION                PAYOUTS
                                      --------------------------------------    ------------
            (a)               (b)       (c)          (d)            (e)             (f)            (g)
---------------------------------------------------------------------------------------------------------
                                                                   OTHER                           ALL
                                                                   ANNUAL                         OTHER
                                                                  COMPEN-           LTIP         COMPEN-
NAME AND PRINCIPAL POSITION   YEAR     SALARY      BONUS(1)      SATION(2)       PAYOUTS(3)     SATION(4)
---------------------------   ----    --------     --------     ------------     ----------     ---------
Gregory L. Nesbitt..........  1997    $296,770     $126,000       $16,840         $206,738       $6,334
  President and Chief         1996     271,081      130,600        11,954          144,187        6,000
  Executive Officer           1995     258,796       94,800        10,546          146,135       17,000
David M. Eppler.............  1997    $166,478     $ 54,000       $ 5,837         $ 68,238       $6,836
  Executive Vice President    1996     140,808       62,800         4,302           58,526        6,483
  and Chief Operating         1995     140,807       49,956         4,446           72,970        6,442
  Officer
Catherine C. Powell.........  1997    $111,023     $ 33,660       $ 4,044         $ 41,782       $6,188
  Senior Vice President --    1996     102,000       44,400         2,872           33,523        5,683
  Employee and                1995      96,024       32,528         1,666                0        4,715
  Corporate Services
Darrell J. Dubroc...........  1997    $118,656     $ 36,910       $ 1,287         $      0       $9,964
  Vice President --           1996      97,565        5,737             0                0        2,592
  Generation Services         1995      90,184            0             0                0        7,877
John L. Baltes, Jr..........  1997    $110,591     $ 20,016       $ 2,881         $ 28,434       $6,335
  Controller                  1996     105,586       25,800         2,165           25,488        5,938
                              1995     101,308       17,400         2,444           45,171        9,551

---------------

(1) The "Bonus" column includes cash awards that are payable or have been paid to executive officers pursuant to (i) an annual incentive compensation program under which participants may receive incentive compensation in addition to base compensation determined by the performance of the Company and the individual participants, (ii) merit lump-sum payments received by certain named executive officers, (iii) payments received by a certain named executive officer under the Employee Incentive Plan (prior to election as an executive officer) and (iv) payments received under the Company's spot award incentive plan which rewards individual performance.

(2) For 1995, 1996 and 1997, the "Other Annual Compensation" column includes long-term incentive plan compensation which represents dividends paid on restricted stock awards. Dividends on restricted stock are paid quarterly and at the same rate as dividends on the Common Stock. As permitted by the rules on executive officer compensation disclosure, restricted stock awards granted under the Company's long-term incentive compensation plan, which are subject to performance-based vesting requirements, are reported under the "Long-Term Incentive Plan -- Awards in 1997" table below. The number and value of the aggregate restricted stock holdings at December 31, 1997, a portion of which is included in the "LTIP Payouts" column, for each of the
                                         (Footnotes continued on following page)
    named executive officers were as follows: Gregory L. Nesbitt, 10,516 shares with a value of $340,456; David M. Eppler, 3,650 shares with a value of $118,169; Catherine C. Powell, 2,531 shares with a value of $81,941; Darrell
    J. Dubroc, 820 shares with a value of $26,548; and John L. Baltes, Jr., 1,802 shares with a value of $58,340.

(3) For 1995, 1996 and 1997, the "LTIP Payouts" column includes the value of restricted stock and opportunity shares under the Company's long-term incentive compensation plan vested in 1996 relating to the performance period January 1, 1993 to December 31, 1995, in 1997 relating to the performance period January 1, 1994 to December 31, 1996, and in 1998 relating to the performance period January 1, 1995 to December 31, 1997, respectively, and related tax gross-up amounts.

(4) For 1995, 1996 and 1997, respectively, the "All Other Compensation" column includes: (i) amounts contributed or accrued by the Company under the Company's 401(k) Savings and Investment Plan on behalf of the named executive officers as follows: Gregory L. Nesbitt, $6,000, $6,000 and $6,334; David M. Eppler, $6,000, $6,000 and $6,333; Catherine C. Powell, $4,594, $5,488 and $5,973; Darrell J. Dubroc, $2,477, $2,547 and $4,881; and
    John L. Baltes, Jr., $4,489, $4,999 and $5,376; (ii) term life insurance premiums paid for the benefit of the named executive officers as follows:
    Gregory L. Nesbitt, $0, $0 and $0; David M. Eppler, $442, $483 and $503; Catherine C. Powell, $121, $195 and $215; Darrell J. Dubroc, $0, $45 and $71; and John L. Baltes, Jr., $412, $939 and $959; and (iii) unused vacation purchased from the following named executives: Gregory L. Nesbitt, $11,000, $0 and $0; David M. Eppler, $0, $0 and $0; Catherine C. Powell, $0, $0 and $0; Darrell J. Dubroc, $5,400, $0 and $5,012; and John L. Baltes, Jr., $4,650, $0 and $0.

STOCK OPTION PLANS

     The Company currently maintains two plans pursuant to which options to purchase shares of Common Stock are outstanding or available for future grants. The Company's 1981 Incentive Stock Option Plan (the "Stock Option Plan"), covering an aggregate of 800,000 shares of Common Stock, expired in 1991 and no future grants can be made under this plan. As of February 1, 1998, options covering 15,800 shares remained to be exercised pursuant to grants made under the Stock Option Plan. The Company has in effect a long-term incentive compensation plan pursuant to which certain officers and key employees may receive stock options or stock appreciation rights. This plan is discussed in greater detail under the section "Long-Term Incentive Plan" below. No stock options were granted under the Long-Term Plan in 1997. Although the Long-Term Plan permits grants of stock appreciation rights, no such rights had been granted as of December 31, 1997.

     The following table sets forth, for each of the persons listed in the Summary Compensation Table, certain information concerning stock options exercised during 1997. The table also discloses information concerning unexercised stock options held at December 31, 1997.

       AGGREGATE OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

          (a)               (b)           (c)                   (d)                            (e)
----------------------------------------------------------------------------------------------------------------
                                                       NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                            OPTIONS AT                      OPTIONS AT
                          SHARES                       DECEMBER 31, 1996(#)             DECEMBER 31, 1996
                        ACQUIRED ON      VALUE      ---------------------------   ------------------------------
         NAME           EXERCISE(#)   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE(1)   UNEXERCISABLE
         ----           -----------   -----------   -----------   -------------   --------------   -------------
Gregory L. Nesbitt.....        0        $     0        2,000            0            $31,190            $0
David M. Eppler........        0              0        2,800            0             43,666             0
Catherine C. Powell
  .....................        0              0            0            0                  0             0
Darrell J. Dubroc......        0              0            0            0                  0             0
John L. Baltes, Jr.....        0              0        5,000            0             77,975             0

---------------

(1) Based on the closing price of the Common Stock on the New York Stock Exchange Composite Tape at December 31, 1997, minus the exercise price.

LONG-TERM INCENTIVE PLAN

     The Company has in effect a long-term incentive compensation plan (the "Long-Term Plan"), pursuant to which certain officers and key employees may receive stock incentives and/or cash incentives based on the value of the Common Stock. Five types of awards may be granted under the Long-Term Plan: (i) stock awards consisting of restricted stock and "opportunity shares" which may be awarded in connection with restricted stock awards; (ii) restricted unit awards consisting of Common Stock equivalent units and "opportunity units" which may be awarded in connection with restricted unit awards; (iii) nonstatutory stock options or incentive stock options; (iv) stock appreciation rights attached to stock options; and (v) stock appreciation rights not attached to stock options. An aggregate of 800,000 shares of Common Stock, or cash equivalents of Common Stock, may be issued pursuant to the Long-Term Plan (such number being subject to antidilution adjustments under certain circumstances). Plan participants, awards to participants, performance measurement periods and performance goals are determined by the Compensation Committee. Upon a change of control of the Company or merger or similar transaction involving the Company, all restrictions imposed on awards under the Long-Term Plan will lapse, all unvested rights will vest and all stock options and similar rights granted under the plan will become fully exercisable, subject to certain limitations imposed by the Long-Term Plan.

     The following table sets forth, for each of the persons listed in the Summary Compensation Table, information as to long-term incentive plan awards granted under the Long-Term Plan during 1997.

                              LONG-TERM INCENTIVE PLAN -- AWARDS IN 1997
-------------------------------------------------------------------------------------------------------
          (A)                (B)               (C)               (D)            (E)            (F)
-------------------------------------------------------------------------------------------------------
                                                                      ESTIMATED FUTURE PAYOUTS
                                          PERFORMANCE OR     ------------------------------------------
                                        OTHER PERIOD UNTIL    NUMBER OF      NUMBER OF      NUMBER OF
                          NUMBER OF       MATURATION OR       THRESHOLD        TARGET        MAXIMUM
          NAME           SHARES(#)(1)         PAYOUT         SHARES(#)(2)   SHARES(#)(2)   SHARES(#)(3)
          ----           ------------   ------------------   ------------   ------------   ------------
Gregory L. Nesbitt......    4,887         1/1/97-12/31/99       1,222          4,887          7,330
David M. Eppler.........    1,759         1/1/97-12/31/99         440          1,759          2,639
Catherine C. Powell.....    1,218         1/1/97-12/31/99         305          1,218          1,827
Darrell J. Dubroc.......      820         1/1/97-12/31/99         205            820          1,230
John L. Baltes, Jr......      805         1/1/97-12/31/99         201            805          1,208

---------------

(1) The amounts under column (b) "Number of Shares" represent the target level of performance-based restricted stock awards granted to the named executive officers in 1997, as reflected in column (e) "Number of Target Shares." For further information concerning these awards and the award of "opportunity shares" granted in connection with the restricted stock, see the discussion under footnotes 2 and 3 below.

(2) The amounts under columns (d) "Number of Threshold Shares" and (e) "Number of Target Shares" represent performance-based restricted stock awards granted to the named executive officers in 1997 that will vest under the threshold and target levels established by the Compensation Committee. The restricted stock awards vest based on total return to shareholders (Common Stock price appreciation plus dividends paid during performance cycle) in relation (by percentile) to a peer group of other utilities ("Total Return to Shareholders"). The vesting (payout) schedule for the restricted stock awards set forth under these two columns, based on the Company's Total Return to Shareholders ranking, is as follows:

        (a) No awards vest if the Company's ranking is below the 25th percentile.

        (b) Threshold performance provides 25% award payout at the 25th percentile.

        (c) Target performance provides 100% award payout from the 45th percentile to the 55th percentile.

     Performance awards above the threshold level and below the target level will be prorated.

                                         (Footnotes continued on following page)

     The recipient of a restricted stock award is the record owner of the number of target shares awarded, which are issued in the name of the recipient but held in escrow by the Company until delivery to or forfeiture by the recipient. The recipient may vote the shares covered by the award and receive dividends with respect thereto, but generally may not sell, pledge or otherwise transfer such shares until the restriction period imposed by the Compensation Committee comes to an end and the performance goals established by the committee have been met. The recipient may, at the end of the restriction period, forfeit all or a portion of the restricted shares awarded depending on the performance level achieved. The restriction period for restricted stock awarded during 1997 is three years from the date of grant (January 2000). The restricted stock awards require an additional three-year holding period following vesting before any shares may be sold.

(3) The amounts under column (f) "Number of Maximum Shares" represent the number of performance-based restricted stock awards that vest at the target level set forth under column (e) "Number of Target Shares" plus the number of performance-based "opportunity shares" granted to the named executive officers in 1997 that will vest between the target and maximum levels established by the Compensation Committee. The "opportunity shares" vest based on Total Return to Shareholders and will be issued when the restriction period on the associated restricted stock awards lapses. The vesting (payout) schedule for the "opportunity shares" included in this column, based on the Company's Total Return to Shareholders ranking, is as follows:

        (a) No awards of "opportunity shares" vest if the Company's ranking is at or below the 55th percentile.

        (b) Maximum performance provides 100% "opportunity share" award payout (equal to 50% of number of target shares of restricted stock) at the 75th percentile.

     Performance awards of "opportunity shares" above the target level and below the maximum level will be prorated.

     "Opportunity shares" awarded in connection with a restricted stock award will not be issued until the lapse of restrictions on the related restricted stock and do not entitle the recipient to the rights of a shareholder with respect to the "opportunity shares" until the time of issuance of the Common Stock representing the "opportunity shares." Provisions of the "opportunity share" awards require an additional three-year holding period following vesting before any of the shares may be sold.

PENSION PLAN

     The Company has in effect a pension plan and related trust (the "Pension Plan"), covering substantially all employees of the Company, under which the Company makes such contributions as are actuarially necessary to provide for the retirement benefits established under the plan. Benefits are based on employees' earnings, length of service, age at retirement, payment form elected, application of statutory benefit limits, and certain other factors, and are payable upon normal retirement at age 65, upon early retirement beginning at age 55 or after termination of employment under certain circumstances. Annual benefits under the Pension Plan are limited to the maximum amount prescribed by sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"). For 1998, the annual compensation of each employee which is to be taken into account under the Pension Plan cannot exceed $160,000, and the maximum allowable pension benefit for the plan is limited to $130,000. Payments to retired employees under the Pension Plan are not reduced for Social Security benefits or other offsetting amounts.

     In addition, effective July 1, 1992, the Company established a Supplemental Executive Retirement Plan (the "SERP") for the benefit of certain participants designated by the Compensation Committee. The SERP provides participants who have completed ten years of service and terminated employment after reaching age 65 with a right to monthly payments for the life of the participant and surviving spouse equal to 65% of final average compensation, reduced by the Pension Plan benefit and benefits under other previous employer pension plans. The SERP also provides adjusted benefits for early retirement on or after age 55 with ten years of service, for termination of service due to disability and for beneficiaries in the event of the death of the participant. The SERP, as amended and restated effective January 1, 1996, provides that the Chief Executive Officer or the Compensation Committee may prescribe a shorter period of service as a condition for normal or early retirement or entitlement to receive a benefit upon termination of employment prior to early retirement age, which shall be set forth in a written agreement between the participant and the Compensation Committee. The Company has in effect written agreements prescribing shorter periods of service for Ms. Powell and one other executive officer of the Company. Benefits under the SERP are payable out of the Company's general funds. The SERP participants in 1997 were the five individuals named in the Summary Compensation Table and four other executive officers of the Company.

     Under the Pension Plan, eligible remuneration for purposes of determining the annual pension benefit payable to a participant upon retirement is based upon the average of the five consecutive years (of the participant's last ten years of employment) during which the participant received his or her highest amount of remuneration from the Company. Under the SERP, eligible remuneration is based on the sum of the highest annual salary paid during the five years prior to termination of employment and the average of the three highest annual incentive compensation program awards paid to the participant during the preceding five years. The remuneration covered by the Pension Plan and the SERP consists of salaries and bonuses paid to Pension Plan and SERP participants, including the salaries and bonuses set forth in columns (c) and (d) of the Summary Compensation Table. The estimated annual benefits payable upon retirement at normal retirement age under the Pension Plan and the SERP for Mr. Nesbitt, Mr. Eppler, Ms. Powell, Mr. Dubroc and Mr. Baltes would be approximately $269,037, $144,341, $96,126, $86,887 and $86,556, respectively.
These amounts are based on the assumption that these executive officers will continue to work for the Company until age 65 and that their earnings in the five years prior to such retirement will be the same, respectively, as their earnings during the past five years.

LONG-TERM DISABILITY PLAN

     The Company maintains a long-term disability plan that provides disability benefits up to 60% of salary or a maximum of $7,500 per month for all active full-time employees with two or more years of service. These benefits are provided for the first 24 months out of the Company's general funds, and thereafter pursuant to an insurance contract under which premiums are paid by the Company.

SEVERANCE AGREEMENTS

     The Company has severance agreements with Mr. Nesbitt, Mr. Eppler, Ms. Powell, Mr. Dubroc and Mr. Baltes and four other executive officers of the Company. The agreement for each such officer provides generally for payment of a minimum annual salary equal to such executive officer's current annual base salary, participation in all Company benefit plans and programs applicable to the Company's executive officers and reimbursement of employment-related expenses incurred while performing such officer's duties. Under the severance agreements, the base salaries for 1998 for Mr. Nesbitt, Mr. Eppler, Ms. Powell, Mr. Dubroc and Mr. Baltes are $325,000, $200,000, $125,000, $143,000 and
$111,200, respectively. The severance agreements had an initial term of three years ending on July 1, 1995, with continuously renewing one-year extensions thereafter, unless either the Company or the executive officer gives notice prior to such extension that such officer's term of employment will not be extended.

     The severance agreements include provisions governing reductions in salary or duties, termination of employment and change in control. Generally, if the executive's employment is terminated (i) by the Company for any reason other than a material breach by the executive (as defined in the agreements) or (ii) by the executive following a reduction in base salary (other than a reduction in pay uniformly applicable to all officers) or a significant reduction in the executive's authority, duties or responsibilities, the executive is entitled to receive, as severance pay, an amount equal to his or her annual base salary at the time of termination. The executive is also entitled to continued health plan coverage for up to 18 months after such termination. The executive is also entitled to require the Company to (i) purchase his or her principal residence (if it is located within 60 miles of the Company's Pineville office) for an amount equal to the greater of (x) the purchase price of the residence plus the cost of capital improvements or (y) the fair market value of the residence, and (ii) pay or reimburse the executive for relocation costs.

     Generally, in the event a change in control occurs and within three years after such change in control the executive's employment is terminated by the Company for reasons other than a material breach by the executive (as defined in the agreements) or the executive terminates his or her employment for good reason (as defined in the agreements), the Company will pay the executive, in lieu of any severance obligation otherwise payable under the severance agreement, an amount equal to three times the executive's average compensation paid during the five calendar years preceding the change in control. In the event of a change in control, payments under the agreements for the individuals named in the Summary Compensation Table, using compensation for the years 1993 through 1997, would be approximately as follows: Mr. Nesbitt, $1,055,765; Mr. Eppler, $568,298; Ms. Powell, $333,815; Mr. Dubroc, $280,604; and Mr. Baltes,
$363,857. However, the severance agreements limit the amount payable upon a change in control to an amount that would not result in the disallowance of a deduction to the Company under the "golden parachute" provisions of the Code or the imposition of an excise tax on the employee under Section 4999 of the Code.

     The severance agreements also generally require the executives not to disclose confidential information relating to the Company and, for a period of one year after termination, not to hire Company officers, employees or agents, or solicit or divert any customer or supplier of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (in this report, the "Committee") has prepared its report of 1997 executive compensation. The Committee, composed entirely of directors who are not current or former officers or employees of the Company, is responsible for implementing or making recommendations to the board of directors, with respect to the Company's officer compensation programs. The Committee has retained the services of executive compensation consultants to provide professional assistance, data and advice regarding pay practices at the Company. This report describes the basis on which such 1997 compensation determinations or recommendations were made by the Committee with respect to the Company's executive officers. This report, required by rules of the Securities and Exchange Commission, provides specific information regarding compensation of the Company's president and chief executive officer (the "Chief Executive Officer") and general information regarding compensation of the Company's executive officers as a group. The Chief Executive Officer and four other most highly compensated executive officers are sometimes referred to as the "Named Executives."

     Section 162(m) of the Code limits to $1,000,000 in a taxable year, the deduction publicly held companies may claim for compensation paid to an executive officer, unless certain requirements are met. The Company has reviewed this provision and has determined that the Company is not affected by Section 162(m) because no compensation paid to any officer currently approaches or is expected to approach $1,000,000 in the near term. Accordingly, no change to any of the compensation plans is contemplated at this time.

  Compensation Philosophy and Overall Objective of Executive Compensation
Programs

     The Company seeks to ensure that executive compensation is directly linked to corporate performance and shareholder value, as well as comparable pay practices in the industry. Each year, the Committee, in making compensation decisions and recommendations, and the board of directors, in approving base salaries, review the performance of the Company and compare such performance to specified internal and external performance standards. The Committee has developed the following compensation guidelines as the principles upon which compensation decisions and recommendations are made:

     - Provide variable compensation opportunities that are linked to the financial performance of the Company and that align executive compensation with the interests of shareholders.

     - Provide incentives to increase corporate performance and shareholder value relative to those of other electric utilities.

     - Establish executive officer base pay levels somewhat below the competitive market, while providing incentive awards (from the annual and long-term plans) above the market, provided that performance objectives are achieved.

     - Provide a competitive total compensation package that is "at-risk" driven and enables the Company to attract and retain key executives.

  Compensation Program Components

     The compensation program for executive officers is currently comprised of base salary, annual performance-related incentives and performance-based awards of restricted stock and related "opportunity shares" granted under the Long-Term Plan, as discussed above under "Long-Term Incentive Plan." In addition, certain of the executive officers have stock options outstanding that were granted under the Stock Option Plan, which expired in 1991 and under which no future grants can be made. See "Stock Option Plans." The compensation programs for the Company's executive officers are further explained below.

     - Base Salary -- Base pay levels recommended by the Committee are largely determined through comparisons with those of other electric utilities of similar size and complexity to the Company. These companies, as well as other electric utilities, are included in the Edison Electric Institute Index of approximately 100 investor-owned electric utilities (the "Edison Electric Institute Index") graphed in the performance graph shown elsewhere. Actual salaries are based on individual performance contributions within a salary structure that is established through job evaluation and market comparisons. While the actual relationship may vary from year to year, it is the Company's policy to have base pay levels for the Company's executive officers, including the Named Executives, to be somewhat below the average of the competitive market. Including 1997 base salary increases, actual base pay levels for the Company's executive officers, including the Named Executives, are consistent with this policy. Increases in base salary for 1997 to continuing executive officers were recommended by the Committee and approved by the board of directors in January 1997. In January 1997, the Named Executives, other than the Chief Executive Officer (see "1997 Compensation for the President and Chief Executive Officer -- Base Salary"), received pay increases (including a promotional adjustment that reflected an increase in job responsibilities) that averaged 10%. During 1997, three individuals were promoted to officers, and their compensation was adjusted in accordance with their new responsibilities. One of the Named Executives was promoted to Chief Operating Officer and his base pay was accordingly increased.

     - Annual Incentive Compensation -- The Company's executive officers are eligible to participate in an annual incentive compensation program with awards generally based on earnings per share goals and the Company's actual return on equity in relation to that of the Edison Electric Institute Index, a peer group of approximately 100 electric utilities. Earnings per share and return on equity goals are generally of equal weight. Based on actual results, awards from 0% to 150% of target incentive levels may be made. For awards based on 1997 performance, the earnings per share target was $2.20. The Company's return on equity target was the 50th to 59th percentile of the Edison Electric Institute Index. The Company's actual 1997 return on equity performance was in the 50th to 59th percentile of the Edison Electric Institute Index, and its primary earnings per share in 1997 was $2.24. Based on the earnings per share and return on equity financial performance, the Committee approved actual awards for 1997 at 100% of target annual bonus levels. The objective of the annual incentive compensation program is to deliver competitive levels of compensation (i.e., average award levels compared to the Company's competitive peer group) for the attainment of short-term financial objectives that the Committee believes are primary determinants of shareholder value over time, and to reinforce behaviors that contribute to consistent growth of the enterprise. The Committee bases target annual bonus levels on average competitive bonus levels among other electric utility companies of similar size and complexity. These companies are included in the Edison Electric Institute Index. Targeted awards for executive officers of the Company under this program range from 18% to 42% of base salary. Awards are paid in the first quarter of the year following the year for which the award is earned. The amounts of actual awards are further subject to the discretion of the Committee, within established program guidelines (i.e., the ability of the Committee to make adjustments to reflect extraordinary items of income or expense).

     - Long-Term Incentive Compensation Plan -- The Committee supports increased stock ownership by key executives of the Company and favors awards to key executives of stock and/or cash, based on the Company's stock price appreciation and other measures of performance. The basis for such position is the Committee's belief that the Company benefits by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentives by increasing their proprietary interest in the success of the Company and by rewarding those persons for increases in the Company's stock price or the achievement of other long-term performance goals of the Company. Thus, under the Long-Term Plan, executive officers may be eligible to receive performance-based grants of restricted stock, related "opportunity shares," restricted unit grant awards, related "opportunity units," stock options and stock appreciation rights, giving them the right to receive or purchase shares of Common Stock under specified circumstances or to receive cash awards based on the Company's Common Stock price appreciation or the achievement of pre-established long-term performance goals. The Committee believes that such programs are also important as a means of retaining senior management over the long term. The number of shares of Common Stock and other awards granted to executive officers under the Long-Term Plan is based on competitive practices (i.e., compensation practices of other utilities that constitute the Edison Electric Institute Index).

       Grants and awards of restricted stock as well as awards of related "opportunity shares" under the Long-Term Plan were made to all executive officers in 1997. Awards to executive officers are based on a competitive compensation analysis (i.e., compensation practices of other utilities that constitute the Edison Electric Institute Index). Awards actually earned are based on the Company's performance during a three-year performance cycle compared to the other electric utilities in the Edison Electric Institute Index over the same period. For the fifth three-year performance cycle which ended December 31, 1997, the Company's total return to shareholders placed it at the 43rd percentile compared to the Edison Electric Institute Index. As a result, the actual awards were reduced below target in order to reflect the Company's relative performance. Provisions of the restricted stock grants require an additional three-year holding period following vesting before any shares may be sold. No other types of awards under the Long-Term Plan were made to executive officers in 1997, and no awards of performance-based restricted stock vested during 1997.

  Other Executive Compensation Plans

     The Company also provides executive officers with certain executive benefits, such as a supplemental retirement plan and severance agreements. The Committee considers each of these programs to be reasonably competitive and appropriate for executive officers of the Company.

  1997 Compensation for the President and Chief Executive Officer

     The Committee believes that the role of the Chief Executive Officer is particularly important in reaching corporate goals and accomplishing organizational objectives. As such, for 1997 the Committee made the following recommendations or determinations regarding the compensation for Mr. Nesbitt:

     - Base Salary. Mr. Nesbitt is president and chief executive officer of the Company. His base salary was increased in January 1997 from $272,000 to $300,000, an increase of approximately 10%. The amount of this increase was based on the continued performance of Mr. Nesbitt as evaluated by the Committee. Even with this adjustment, his base pay is significantly below peers in the industry.

     - Annual Incentive. Mr. Nesbitt was eligible to participate in 1997 in the Company's annual incentive compensation program discussed in this report above (see " -- Annual Incentive Compensation"). The Chief Executive Officer's 1997 target award was 42% of his base salary. His actual award for 1997 was 100% of target.

     - Long-Term Incentive. Awards were made to Mr. Nesbitt under the Long-Term Plan during 1997. The number of shares of stock and other awards granted to the Chief Executive Officer under the Long-Term Plan is based on competitive practices within the industry. Administration is consistent with the provisions of the plan as described above in "Long-Term Incentive Plan." For the three-year performance cycle ended December 31, 1997, the Chief Executive Officer's award was 92.5% of target or 2,593 shares.

  Summary

     The Committee believes that base pay levels and increases and performance-based awards are reasonable and competitive with the compensation programs provided to officers and other executives by electric utilities of similar size and complexity to the Company. The Committee believes further that the degree of performance sensitivity in the annual incentive program continues to be reasonable, yielding awards that are directly linked to the annual financial and operational results of the Company. The Long-Term Plan continues to provide, in the view of the Committee, financial opportunities to participants and retention features for the Company that are consistent with the relative returns that are generated on behalf of the Company's shareholders.

                                     The Compensation Committee

                                     Edward M. Simmons, Chairman
                                     Sherian G. Cadoria, Brig. General (retired)
                                     J. Patrick Garrett
                                     Hugh J. Kelly

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Common Stock to the S&P 500 Index and to the Edison Electric Institute Index (which includes the Company) for the Company's last five fiscal years. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1992 and that all dividends were reinvested.

        Measurement Period
      (Fiscal Year Covered)               CLECO          S&P 500 Index       EEI Index
              1992                        100                100                100
              1993                        108                110                111
              1994                        108                112                098
              1995                        133                153                129
              1996                        145                189                130
              1997                        180                252                166

(1) The Edison Electric Institute Index is comprised of: Allegheny Power System, Inc.; American Electric Power Company, Inc.; Atlantic Energy, Inc.; Baltimore Gas & Electric Company; Bangor Hydro-Electric Company; Black Hills Corporation; Boston Edison Company; Carolina Power & Light Company; Central Hudson Gas & Electric Corporation; Central Louisiana Electric Company, Inc.; Central Maine Power Company; Central Vermont Public Service Corporation; Central & South West Corporation; Cilcorp Inc.; CINergy Corp.; Cipsco Inc.; CMS Energy Corp.; Commonwealth Energy System; Consolidated Edison Company of New York, Inc.; Delmarva Power & Light Co.; Dominion Resources, Inc.; DPL Inc.; DQE Inc.; DTE Energy Co.; Duke Energy Corporation (formerly known as Duke Power Company); Eastern Utilities Associates; Edison International; El Paso Electric Company; Empire District Electric Company; Enova Corp.; Entergy Corporation; ESELCO Inc.; FirstEnergy Corp. (a holding company formed by the business combination of Centerior Energy Corporation and Ohio Edison Company); Florida Progress Corporation; FPL Group, Inc.; General Public Utilities Corporation; Green Mountain Power Corporation; Hawaiian Electric Industries, Inc.; Houston Industries Incorporated; Idaho Power Company; IES Industries, Inc.; Illinova Corp.; Interstate Power Co.; IPALCO Enterprises Inc.; Kansas City Power & Light Company; KU Energy Corp.; LG&E Energy Corp.; Long Island Lighting Company; Madison Gas & Electric Co.; Maine Public Service Company; MDU Resources Group, Inc.; MidAmerican Energy Holding Company; Minnesota Power & Light Co.; Montana Power Co.; Nevada Power Company; New Century Energies, Inc. (a holding company formed by the business combination of Public Service Co. of Colorado and Southwestern Public Service Co.); New England Electric System; New York State Electric & Gas Corporation; Niagara Mohawk Power Corp.; NIPSCO Industries, Inc.; Northeast Utilities; Northern States Power Co. (MN); Northwestern Public Service Co.; Oklahoma Gas & Electric Company; Orange & Rockland Utilities, Inc.; Otter Tail Power Company; Pacific Gas & Electric Co.; Pacificorp; Peco Energy Co.; Pinnacle West Capital Corp.; Potomac Electric Power Corporation; PP&L Resources Inc.; Public Service Company of New Mexico; Public Service Enterprise Group Incorporated; Puget Sound Energy, Inc.; Rochester Gas & Electric Corporation; SCANA Corp.; Sierra Pacific Resources; SIGCORP; Southern Company; St. Joseph Light & Power Co.; TECO Energy, Inc.; Texas Utilities Company; TNP Enterprises, Inc.; Tucson Electric Power Company; Unicom Corp.; Union Electric Co.; United Illuminating Company; Unitil Corp.; Upper Peninsula Energy Corp.; Utilicorp United Inc.; Washington Water Power Co.; Western Resources, Inc.; Wisconsin Energy Corporation; WPL Holdings Inc.; and WPS Resources Corp. Portland General Corporation, which was merged into Enron Corp. during 1997, was deleted from, and MDU Resources Group, Inc. and El Paso Electric Co. were added to, the Edison Electric Institute Index used in the Company's proxy statement relating to its 1997 annual meeting of shareholders.

                            APPOINTMENT OF AUDITORS

     The firm of Coopers & Lybrand L.L.P., independent certified public accountants, has served as auditors for the Company continuously since 1952. The board of directors, upon recommendation of the Audit Committee, proposes to continue such firm's services as auditors for the Company for the year ending December 31, 1998. Neither such firm nor any of its associates has any relationship with the Company except in their capacity as auditors. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the appointment of Coopers & Lybrand L.L.P. as auditors of the Company.

     A representative of Coopers & Lybrand L.L.P. is expected to attend the annual meeting. If present, the representative will have an opportunity to make a statement during the meeting if he or she so desires and will respond to appropriate questions raised during the meeting.

                    PROPOSAL TO APPROVE THE AMENDMENT TO THE
           1990 LONG-TERM INCENTIVE COMPENSATION PLAN AND THE RELATED AMENDMENT TO THE DEFERRED COMPENSATION PLAN FOR DIRECTORS

     The board of directors (the "Board") intends to adopt, subject to approval by the shareholders of the Company, an amendment to the Long-Term Plan and an amendment to the Directors' Deferred Compensation Plan, each effective as of April 24, 1998 (collectively such plans as so amended, the "Amended Plan").

     The purpose of the Amended Plan is to strengthen the Company's ability to attract and retain non-employee directors with appropriate experience and ability and to enhance the identification of these directors with the interests of shareholders. The members of the board of directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to participate in the Amended Plan ("Eligible Directors").

     Pursuant to the terms of the Amended Plan, each of the Eligible Directors who currently or upon his or her election to the Board owns less than 1,000 shares of the Common Stock will be immediately granted, subject to shareholder approval of the Amended Plan, that number of shares of restricted Common Stock necessary to increase the individual's ownership of Common Stock to 1,000 shares. The Eligible Director will be required to apply $6,000 of the Eligible Director's $18,000 annual retainer toward acquiring a vested interest in all of the shares of restricted Common Stock granted. The shares of restricted Common Stock will vest based on the Fair Market Value (as defined below) of the shares on the date the shares are granted (the "Grant Date") to the Eligible Director. Thus, the Eligible Director will vest annually the number of shares of Common Stock that results when $6,000 is divided by the Fair Market Value of the stock on the Grant Date. On the Grant Date, an Eligible Director may elect to receive the Common Stock outright or defer receipt of the Common Stock under the terms of the Directors' Deferred Compensation Plan. The restricted stock may not be sold, transferred, pledged or otherwise disposed of until the termination of the Eligible Director's membership on the Board. If the Eligible Director terminates membership on the Board prior to full vesting of the shares of Common Stock granted, the Eligible Director will forfeit any unvested shares.

     If an Eligible Director elects to defer receipt of the restricted Common Stock under the terms of the Directors' Deferred Compensation Plan, the Eligible Director may not vote the shares until the Common Stock is transferred by the Company at the end of the deferral period and dividends deemed to be paid on the deferred Common Stock would be reinvested in Common Stock until the end of such period. Upon the expiration of the deferral period, the Eligible Director will have ordinary income equal to the fair market value of the shares of Common Stock on the date of transfer of the shares to the Eligible Director, and the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the Eligible Director.

     If the Eligible Director elects to receive the shares of restricted Common Stock on the Grant Date, the Eligible Director will have ownership rights with respect to the shares of restricted Common Stock, including the right to vote the shares and receive dividends thereon, subject to the restrictions described above. Upon vesting of the shares, the Eligible Director will have ordinary income equal to the fair market value of the Common Stock on the date the shares vest, and the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the Eligible Director. The Eligible Director would be entitled to make an election, however, to be taxed on the fair market value of the shares at the Grant Date, and in that event the Company would be entitled to a deduction at that time.

     Also, pursuant to the terms of the Amended Plan, each Eligible Director, upon his or her election or reelection to the Board, will be granted, subject to shareholder approval of the Amended Plan, an award of an immediately exercisable option to purchase 2,500 shares of Common Stock at an exercise price equal to the Fair Market Value of the Common Stock on the date of the option grant. Each option expires ten years after the date of the option grant. Each Eligible Director who is currently serving and whose term of office expires in 1999 or 2000 will receive an option to acquire a number of shares of Common Stock equal to the product of 2,500 multiplied by a fraction, with a numerator equal to the years remaining in the Eligible Director's term of office and a denominator equal to three. The stock option grants to those Eligible Directors with unexpired terms will be made on the first business day following the 1998 annual meeting of shareholders.

     The options granted to Eligible Directors will be nonqualified options. Upon the Eligible Director's exercise of the options, the Eligible Director is taxed at ordinary income rates equal to the difference between the fair market value of the Common Stock received upon exercise and the exercise price. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the Eligible Director.

     For purposes of this proxy statement, Fair Market Value means the average, rounded to the nearest 1/8th, of the high and low sales prices of a share of Common Stock on the New York Stock Exchange Composite Transactions reporting system, as reported in The Wall Street Journal, on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales.

APPROVAL BY SHAREHOLDERS

     Approval of this proposal requires the affirmative vote of a majority of the votes cast, in person or by written proxy, at the 1998 annual meeting of shareholders (at which a quorum must be present).

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS BELIEVES ADOPTION OF THE AMENDED PLAN STRENGTHENS THE COMPANY'S ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONS AS DIRECTORS OF THE COMPANY. THE BOARD OF DIRECTORS URGES THE SHAREHOLDERS TO VOTE FOR THE ADOPTION OF THE AMENDED PLAN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARD.

                               PROPOSAL TO AMEND
                     THE RESTATED ARTICLES OF INCORPORATION
                    TO DELETE SECTION 3 OF ARTICLE 7 THEREOF

PROPOSED AMENDMENT

     The Company's board of directors has adopted, and is recommending to the shareholders for their approval at the 1998 annual meeting of shareholders, a resolution to amend the Company's Restated Articles of Incorporation to delete section 3 of article 7 thereof (the "Article 7 Amendment"). Currently section 3 of article 7 of the Company's Restated Articles of Incorporation states that "[n]o director shall be required to own any stock in the Corporation." The board of directors' resolution authorizes that section 3 of article 7 of the Company's Restated Articles of Incorporation be deleted in its entirety. If the shareholders approve the Article 7 Amendment, section 3 of article 7 of the Company's Restated Articles of Incorporation will be replaced by:

                                  "Article 7.

        Section 3. This section is intentionally omitted."

REASONS FOR AMENDMENT

     The board of directors authorized the deletion of section 3 of article 7 of the Company's Restated Articles of Incorporation so that the proposed Stock Ownership Policy and the Restated Articles of Incorporation would be consistent. Under the Stock Ownership Policy, all outside directors should own at least 1,000 shares of Common Stock. The board of directors did not want to have a provision of the Company's Restated Articles of Incorporation appear to be inconsistent with the Stock Ownership Policy and therefore the board is recommending that shareholders approve the amendment to the Company's Restated Articles of Incorporation to delete section 3 of article 7 thereof.

APPROVAL BY SHAREHOLDERS

     Approval of this proposal requires the affirmative vote of a majority of the outstanding capital stock of the Company. If approved by the shareholders of the Company, the Article 7 Amendment will be filed with the Secretary of State of the State of Louisiana in the form of Articles of Amendment to the Company's Restated Articles of Incorporation. If this proposal is not approved by the shareholders, the Articles of Amendment will not be filed.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO DELETE SECTION 3 OF ARTICLE 7 THEREOF IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARD.

            PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION
               TO CHANGE THE COMPANY'S NAME TO CLECO CORPORATION

PROPOSED AMENDMENT

     The Company's board of directors has adopted, and is recommending to the shareholders for their approval at the 1998 annual meeting of shareholders, a resolution to amend article 1 of the Company's Restated Articles of Incorporation to change the Company's name (the "Article 1 Amendment"). The applicable text of the board of directors' resolution is as follows:

     "RESOLVED, That in connection with the proposal to change the Company's name to Cleco Corporation, the Board of Directors authorizes Article 1. of the Company's Restated Articles of Incorporation to be amended to read in its entirety as follows:

                                  'Article 1.

     The name of the Corporation is hereby declared to be CLECO CORPORATION'."

REASONS FOR A NAME CHANGE

     The markets in which the Company operates are changing and so are its customers. Cleco is currently positioning itself to take advantage of the opportunities that will present themselves as customer choice is introduced into the Company's service territory and surrounding areas and the related transformation of the Company from the traditional electric service provider it has been for over 60 years begins. The perception of such a transformation must also occur in the minds of Cleco's customers, shareholders and the public. A name change, new logo and new approach to Cleco's overall identity will help solidify the Company's identity with existing customers and provide a better platform from which to launch new market initiatives.

APPROVAL BY SHAREHOLDERS

     Approval of this proposal requires the affirmative vote of a majority of the outstanding capital stock of the Company. If approved by the shareholders of the Company, the Article 1 Amendment will be filed with the Secretary of State of the State of Louisiana in the form of Articles of Amendment to the Company's Restated Articles of Incorporation. If this proposal is not approved by the shareholders, the Articles of Amendment will not be filed.

     If the Article 1 Amendment is adopted, shareholders will not be required to exchange outstanding stock certificates for new certificates.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO CLECO CORPORATION IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARD.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, to the knowledge of the Company based on a review of the information and as of the dates indicated, certain information with respect to each person who is the beneficial owner of more than 5% of the outstanding shares of any class of the Company's voting securities.

                                                                  SHARES OF $100 PREFERRED
                                                                  STOCK BENEFICIALLY OWNED
                                                              ---------------------------------
                                                              AMOUNT AND NATURE OF   PERCENTAGE
                      NAME AND ADDRESS                        BENEFICIAL OWNERSHIP    OF CLASS
                      ----------------                        --------------------   ----------
UMB Bank, N.A.,
  Trustee of the Company's 401(k) Savings and Investment
  Plan,
  1010 Grand, Kansas City, MO 64106.........................        290,731(1)              %

---------------

(1) As of December 31, 1997, based upon a Schedule 13G filed with the Securities and Exchange Commission. The reporting entity states that it has shared dispositive power with respect to 290,731 shares and shared voting power with respect to 290,731 shares. Such 290,731 shares are held by UMB Bank, N.A., as trustee (the "ESOP Trustee") of the ESOP component (the "ESOP") of the Company's 401(k) Savings and Investment Plan ("Savings Plan"). Such 290,731 shares are convertible under certain circumstances pursuant to the Company's Restated Articles of Incorporation and the governing instruments of the ESOP and the Savings Plan into 1,395,509 shares of Common Stock, subject to antidilution adjustment, or approximately 6.2% of the Common Stock outstanding as of December 31, 1997. Participants in the Savings Plan have voting rights with respect to shares of $100 Preferred Stock (or Common Stock into which such stock has been converted) allocated to their accounts. The ESOP Trustee is required to vote unallocated shares in the same proportion as allocated shares as to which it has received voting instructions from participants. Participants in the Savings Plan have, in the event of a tender or exchange offer, investment discretion with respect to shares of $100 Preferred Stock (or Common Stock into which such stock has been converted) allocated to their accounts. In such an event, the ESOP Trustee is required to tender unallocated shares in the same proportion that it tenders allocated shares as to which it has received investment instructions, but has no power to tender allocated shares as to which it has received no investment instructions. The reporting entity also states that it, as trustee of various collective investor funds for employee benefit plans and other index accounts and various
    personal trust accounts, has sole voting power with respect to      shares
    of Common Stock, shared voting power with respect to      shares of Common
    Stock, sole dispositive power with respect to      shares of Common Stock
    and shared dispositive power with respect to      shares of Common Stock.

                                 ANNUAL REPORT

     A shareholder survey card, the Company's 1997 Year in Review and the enclosed 1997 Annual Report to Shareholders, which contains the Company's consolidated financial statements for the year ended December 31, 1997, accompany the proxy material being mailed to all shareholders. The shareholder survey card, the 1997 Year in Review and the Annual Report to Shareholders are not a part of the proxy solicitation material.

                           PROPOSALS BY SHAREHOLDERS

     Proposals of shareholders intended to be presented at the Company's annual meeting of shareholders to be held in 1999, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this proxy statement) no later than November 11, 1998 (subject to certain provisions of the Company's Bylaws which require that certain proposals be submitted 180 days before such meeting) to be included in the Company's proxy material and form of proxy relating to such meeting.

                                 OTHER MATTERS

     Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others. If other matters properly come before the meeting or any adjournments thereof, the persons named in the accompanying proxy and acting thereunder intend to vote in accordance with their best judgment.

     ALL SHARES THAT A SHAREHOLDER OWNS, NO MATTER HOW FEW, SHOULD BE REPRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS. THE ACCOMPANYING PROXY SHOULD THEREFORE BE COMPLETED, SIGNED, DATED AND RETURNED AS SOON AS POSSIBLE.

     By order of the board of directors.

                                            /s/ GREGORY L. NESBITT
                                            Gregory L. Nesbitt
                                            President and Chief Executive
                                            Officer

March 11, 1998

                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                    FOR THE ANNUAL MEETING ON APRIL 24, 1998

The undersigned hereby constitutes and appoints Gregory L. Nesbitt, Thomas J. Howlin and Michael P. Prudhomme, and each of them (the "Proxy Committee"), his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the annual meeting of shareholders of Central Louisiana Electric Company, Inc. (the "Company"), to be held at the Pineville High School Auditorium, 1511 Line Street, Pineville, Louisiana, on Friday, April 24, 1998, and at any adjournments thereof, on all matters coming before said meeting. Receipt of the notice of the meeting and the proxy statement, both dated March 11, 1998, is acknowledged. The following items of business will be considered at the aforesaid annual meeting:

    1.   Election of four Class I Directors.  Nominees:

         Sherian G. Cadoria, Richard B. Crowell, David M. Eppler and Gregory L.
P        Nesbitt, whose terms of office expire in 2001.

R   2.   Proposal to approve appointment of Coopers & Lybrand L.L.P. as auditors.
O
    3.   Proposal to amend the Company's 1990 Long-Term Incentive Compensation
X Plan for the benefit of the outside directors of the Company and to make related amendments to the Company's Deferred Compensation Plan
Y        for Directors.

     4. Proposal to amend the Company's Restated Articles of Incorporation to delete section 3 of article 7 thereof.

     5. Proposal to amend the Company's Restated Articles of Incorporation to change the name of the Company from Central Louisiana Electric Company, Inc. to Cleco Corporation.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL THE SHARES (WHETHER COMMON OR PREFERRED, AND, IF PREFERRED, OF ANY CLASS OR SERIES) THAT YOU OWN.

[ ]  Please mark your votes
     as in this example.

This proxy when executed will be voted in the manner directed herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1,2,3,4 AND 5.


                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

                  FOR    WITHHELD                                     FOR       AGAINST     ABSTAIN
1.  ELECTION OF   [ ]      [ ]      2.  PROPOSAL TO APPROVE           [ ]         [ ]         [ ]
    DIRECTORS.                          APPOINTMENT OF COOPERS &
    (SEE REVERSE)                       LYBRAND L.L.P. AS
                                        AUDITORS.

For, except vote withheld from the following nominee(s):


-------------------------------------------

                                                                                                  FOR    AGAINST     ABSTAIN
3.  PROPOSAL TO AMEND THE COMPANY'S 1990 LONG-TERM INCENTIVE COMPENSATION PLAN FOR THE BENEFIT    [ ]      [ ]         [ ]
    OF THE OUTSIDE DIRECTORS OF THE COMPANY AND TO MAKE RELATED AMENDMENTS TO THE COMPANY'S
    DEFERRED COMPENSATION PLAN FOR DIRECTORS.

                                                                                                  FOR    AGAINST     ABSTAIN
4.  PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO DELETE SECTION 3 OF     [ ]      [ ]         [ ]
    ARTICLE 7 THEREOF.

                                                                                                  FOR    AGAINST     ABSTAIN
5.  PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF      [ ]      [ ]         [ ]
    THE COMPANY FROM CENTRAL LOUISIANA ELECTRIC COMPANY, INC. TO CLECO CORPORATION.





                                        NOTE:    Please sign exactly as name
                                                  appears hereon.  Joint owners
                                                  should each sign.  When
                                                  signing as attorney,
                                                  executor, trustee or
                                                  guardian, please give full
                                                  title as such.


                                        -------------------------------------


                                        -------------------------------------
                                        SIGNATURE(S)                     DATE